Exhibit 10.1

AMENDMENT TO THE
3M VIP EXCESS PLAN

WHEREAS, 3M Company (“3M”) maintains the 3M VIP Excess Plan (the “Plan”), which was adopted effective January 1, 2009; and

WHEREAS, 3M desires to amend the Plan to: (i) clarify the manner in which Eligible Compensation is determined; (ii) clarify the manner in which Participant contributions are deducted pursuant to Section 5.1; (iii) clarify the manner in which matching contributions are determined pursuant to Section 5.2, and (iv) remove the vesting schedule and provide for one hundred percent (100%) vesting of Accounts under the Plan.

NOW, THEREFORE, pursuant to the authority contained in Section 10.1 of the Plan, the Plan document shall be and it hereby is amended as follows:

1.                 ELIGIBLE COMPENSATION.  Effective for purposes of clarifying the definition of Eligible Compensation for Plan Years beginning on or after January 1, 2009, Section 2.7 of the Plan shall be amended to read as follows:

2.7                                 ELIGIBLE COMPENSATION.  “Eligible Compensation” of a Participant for any Plan Year means base pay plus any variable pay (including annual incentive (AIP), sales commissions and management objective, but excluding any portion of such variable pay that is payable in restricted stock units and any other long-term incentive compensation unless expressly included by the Committee) earned by the Participant during such Plan Year (whether paid during or following such Plan Year).  Eligible Compensation does not include incentives, awards, foreign service premiums and allowances, income arising from stock options, separation pay, employer contributions to employee benefit plans, reimbursements or payments in lieu thereof, or lump sum payouts of a Participant’s unused vacation benefits.

2.                 PARTICIPANT CONTRIBUTIONS.  Effective for purposes of clarifying the manner in which Eligible Compensation is deferred for Plan Years beginning on or after January 1, 2009, Section 5.1 of the Plan shall be amended to read as follows:

5.1                                 PARTICIPANT CONTRIBUTIONS.  A Participant may contribute (defer) from 2 percent to 10 percent (but only a whole percentage) of his or her Eligible Compensation earned during the Plan Year to which such Participant’s election relates, subject to the following:

(a)                                  the percentage of Eligible Compensation that a Participant elects to contribute to the Plan for a Plan Year must be the same as the Participant’s Elective Deferral percentage under the VIP during such Plan Year; and

(b)                                 the percentage the Participant elects to contribute (defer) shall be deducted from each payment of such Participant’s Eligible Compensation earned during the Plan Year (whether paid during or following such Plan Year), but only if such compensation would have been paid (but for the deferral election) to the Participant after (i) such Participant’s before-tax deferrals to the Participant’s Before-Tax 401(k) Account under the VIP during the Plan Year in which payment would have occurred have reached the applicable dollar limit on such deferrals imposed by section 402(g) of the Code (regardless of whether or not the Participant is eligible to make or is actually making catch-up deferrals as authorized by section 414(v) of the Code), or (ii) such Participant has reached the Indexed Compensation Limit under the VIP for the Plan Year in which payment would have occurred.

3.                 COMPANY MATCHING CONTRIBUTIONS.  Effective for purposes of clarifying the manner in which matching contributions are made on behalf of each Participant for Plan Years beginning on or after January 1, 2009, Section 5.2 of the Plan shall be amended to read as follows:

5.2                                 COMPANY MATCHING CONTRIBUTIONS.  As soon as administratively feasible following each payroll payment from which Participant contributions are withheld, the Company shall make a matching contribution on behalf of each Participant who has made contributions to the Plan equal to the Required Matching Percentage (as such term is defined in the VIP) of that portion of such Participant’s contributions made pursuant to Section 5.1 which does not exceed six percent of such Participant’s Eligible Compensation for the payroll period corresponding to such payment.

4.                 REMOVAL OF VESTING SCHEDULE.  Effective January 1, 2009, Section 6.5 of the Plan shall be amended to read as follows:

6.5                                 VESTING OF ACCOUNTS.  A Participant shall always be 100% vested in the value of his or her Accounts (including any earnings thereon).

5.                 REMOVAL OF VESTING SCHEDULE.  Effective January 1, 2009, the term “vested” shall be deleted each time it appears throughout Article 7, the last sentence in Section 7.2 and Section 7.3 shall be deleted, and the phrase “(including any unvested balance in such Accounts)” in Section 7.4 shall be deleted.

IN WITNESS WHEREOF, the undersigned, an authorized officer of the Company, has approved this amendment by signing this document on the date indicated below.

3M COMPANY

By	/s/ Angela S. Lalor

Angela S. Lalor
Senior Vice President,
Human Resources

Date	November 18, 2009